Exhibit 99

COACHMEN INDUSTRIES, INC.

2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46515 • 574/262-0123 • Fax 574/262-8823

NEWS RELEASE

For immediate release April 3, 2006

COACHMEN INDUSTRIES, INC. COMPLETES THE SALE OF MILLER BUILDING SYSTEMS, INC.

Elkhart, Ind. - Coachmen Industries, Inc. (NYSE: COA) reported today that it has completed the sale of Miller Building Systems, Inc. The buyer, MBSI Holdings, LLC is comprised of Opus Acquisitions Group, the Warrior Group and members of Miller’s senior management team. The transaction is structured as a stock sale, with Coachmen selling its 100% interest in the capital stock of Miller in exchange for $9.0 million in cash, $2.5 million in a secured seller note and an additional $2.0 million earn-out note contingent upon Miller achieving certain performance metrics over the next five years. All of Miller’s existing management, staff, and production employees will remain with the company in its two locations in Elkhart, Indiana and Leola, Pennsylvania. The sale closed effective March 31, and any financial impact from the sale will be recorded in discontinued operations in Coachmen’s first quarter results. The Company does not anticipate any losses resulting from this sale beyond the impairment charges already incurred in 2005.

“This sale marks the successful completion of a significant step in our Intensive Recovery Plan announced last year. With the sale of Miller and other assets, we can continue to focus our efforts on our core Recreational Vehicle and Housing and Building businesses, and redeploy our assets in a way that provides the best return for our shareholders,” said Chairman and Chief Executive Officer Claire C. Skinner.

In addition to the sale of Miller, on March 31, 2006 the Company completed the sale of a property located in Grapevine, Texas for approximately $2.0 million, consisting of $1.7 million in cash and a note for approximately $0.3 million. On March 31, the Company also completed the sale of vacant farmland in Middlebury, Indiana for approximately $0.6 million. Gains on these asset sales are anticipated to be realized in the Company’s first-quarter financial results. Also, on March 15, Coachmen entered into a definitive agreement for the sale of its former All American Homes of Tennessee, LLC facilities in Springfield, Tennessee for $5.3 million in cash. The sale of the Tennessee property is

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Coachmen Industries, Inc. Completes Sale of Miller Building Systems, Inc.

April 3, 2006

subject to certain other customary conditions, and closing is anticipated to occur in late June or early July.

Coachmen Industries, Inc., through its prominent industry subsidiaries, is one of America’s leading manufacturers of recreational vehicles, systems-built homes and commercial buildings. The Company’s well-known RV brand names include COACHMEN®, GEORGIE BOY™, SPORTSCOACH® and VIKING®. Coachmen’s ALL AMERICAN HOMES® subsidiary is one of the nation’s largest producers of systems-built homes, and also a major builder of multi-family residential and commercial structures with its ALL AMERICAN BUILDING SYSTEMS™ products. Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company’s operating results, the availability for floorplan financing for the Company’s recreational vehicle dealers and corresponding availability of cash to Company, uncertainties and timing with respect to sales resulting from recovery efforts in the Gulf Coast, uncertainties regarding the impact on sales of the disclosed restructuring steps in both the recreational vehicle and housing and building segments, the ability to sell and close the operations for sale as described, the accuracy of the estimates of the costs to remedy the disclosed recreational vehicle warranty issues, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, price volatility of raw materials used in production, the Company’s dependence on chassis and other suppliers, interest rates, the availability and cost of real estate for residential housing, the ability of the Housing and Building segment to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, consolidation of distribution channels in the recreational vehicle industry, consumer confidence, uncertainties of matters in litigation, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company’s SEC filings.

For more information contact:

Jeffery A. Tryka, CFA

Director of Planning and Investor Relations

574-262-0123

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